Exhibit 3.03
Certificate of Ownership and Merger
Merging
Boomerang Systems, Inc.
Into
Digital Imaging Resources Inc.
     Digital Imaging Resources Inc., a corporation incorporated on the 11th day of October, 1979 pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify that this Corporation owns all the capital stock of all classes of Boomerang Systems, Inc., a corporation incorporated under the laws of the State of Delaware, and that this Corporation, by a resolution of its board of directors duly adopted by unanimous written consent dated February 4, 2008 determined to and did merge into itself said Subsidiary which resolution is in the following words:
WHEREAS this Corporation lawfully owns all the outstanding stock of Subsidiary, a corporation organized and existing under the laws of the State of Delaware, and
WHEREAS this Corporation desires to merge into itself the Subsidiary and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.
NOW, THEREFORE, BE IT RESOLVED, that this Corporation merge into itself, and it does hereby merge into itself Subsidiary and assumes all of its liabilities and obligations, and
FURTHER RESOLVED, that the corporate name of this Corporation, as the surviving corporation of the merger, shall be changed to Boomerang Systems, Inc., as permitted by Section 253(b) of the General Corporation Law of the State of Delaware, and
FURTHER RESOLVED, that the President or a Vice-President or Secretary of this Corporation, and each of them severally, be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of this resolution, to merge Subsidiary and assume its liabilities and obligations, and the date of adoption thereof and to change the name of this Corporation, and to file the same in the office of the Secretary of State of State of Delaware, and
FURTHER RESOLVED, that the officers of this Corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the state, which may be in anywise necessary or proper to effect said merger, and

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FURTHER RESOLVED, that the merger shall be effective upon the date of filing this Certificate of Ownership and Merger with the Secretary of State of Delaware.
IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 6th day of February, 2008.

Digital	Imaging Resources Inc.

By:	/s/ Joseph Bellantoni Joseph Bellantoni, President

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